Exhibit 99.1


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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For release

Nelnet reports net student loan assets up 51 percent to more than $20 billion in 2005

        o Student loan assets increase 27 percent, excluding acquisitions in 2005
        o   Net consolidation loan originations of $2.1 billion for 2005

LINCOLN, Neb., Jan 31, 2006 -- Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for 2005 of $181.1 million, or $3.37 per share, compared with $149.2 million, or $2.78 per share, for 2004. GAAP net income for the fourth quarter of 2005 totaled $42.7 million, or $0.79 per share, compared with $47.2 million, or $0.88 per share, for the fourth quarter of 2004.

Base net income for 2005 was $127.6 million, or $2.37 per share, compared with $161.8 million, or $3.02 per share, in 2004. Base net income for the fourth quarter of 2005 totaled $32.3 million, or $0.60 per share, compared with $31.7 million, or $0.59 per share, in the fourth quarter of 2004.

Base net income as defined by Nelnet is GAAP net income excluding derivative market value adjustments, amortization of intangible assets, and variable-rate floor income. A description of base net income and reconciliation of GAAP net income to base net income is included in this release.

Base net income excluding certain special allowance yield adjustments and related derivative settlements for 2005 was $1.46 per share, up from $1.02 per share for 2004. Base net income excluding certain special allowance yield adjustments and related derivative settlements was $0.39 per share for the fourth quarter of 2005 up from $0.33 per share for the fourth quarter of 2004.

GAAP net income includes an unrealized gain in the fair-market value of derivative instruments of $95.9 million for 2005 and $21.6 million for the fourth quarter of 2005. Nelnet's derivatives do not qualify for hedge accounting under FASB 133. As such, the mark-to-market gains or losses of derivatives in each reporting period are included in the statement of operations, but removed from GAAP net income during the calculation of base net income.

Net student loan assets at December 31, 2005 were $20.3 billion, up 51 percent, or $6.8 billion, from $13.5 billion at December 31, 2004. Excluding $3.2 billion of student loans acquired through business and portfolio acquisitions in 2005, net student loan assets increased $3.6 billion or 27 percent from December 31, 2004.

The company reported net consolidation loan originations of $2.1 billion for 2005 and $721.4 million for the fourth quarter of 2005. For 2005 and for the fourth-quarter 2005, Nelnet experienced a loss of $855.0 million and $356.5 million, respectively, of student loans through the consolidation of the company's portfolio by third parties.

"In 2005, Nelnet executed a strategy of delivering value to our customers, diversifying our revenue streams, and growing our student loan portfolio," said Steve Butterfield, Nelnet Vice Chairman and co-Chief Executive Officer. "We will use the success of this past year as the foundation for continued growth and diversification."

Margin analysis

Net interest income for 2005 was $329.1 million compared with $398.2 million for 2004. For the fourth quarter of 2005, Nelnet reported net interest income of $81.3 million compared with $90.2 million for the fourth quarter of 2004. Net interest income for 2005 includes a special allowance yield adjustment of $94.7 million, down from $203.5 million in the same period a year ago. The fourth-quarter 2005 net interest income includes a special allowance yield adjustment of $17.2 million, down from $35.6 million in the same period a year ago. Excluding the impact of the special allowance yield adjustments, net interest income for the fourth-quarter 2005 increased $9.5 million, or 17 percent, compared to the same period a year ago.

The company reported core student loan spread of 1.51 percent for 2005 compared with 1.66 percent in 2004 and 1.44 percent for the fourth quarter of 2005 compared with 1.69 percent in 2004. The tightening was primarily attributable to an increase in short-term interest rates and an increase in the amount of lower-yield consolidation loans in the company's student loan portfolio that comprised approximately 64 percent of Nelnet's student loan portfolio at December 31, 2005.

Other revenue

Income from loan and guarantee servicing fees reached $152.5 million for 2005, up from $100.1 million in 2004. In the fourth quarter of 2005, income from loan and guarantee servicing grew to $43.2 million from $26.7 million in the fourth quarter of 2004. The increase is attributable to the acquisition of EDULINX in December 2004 and the expanded outsourcing agreement with the College Access Network in October 2005, but is also partially offset by reductions in other third-party servicing-related revenue.

Other fee-based income increased to $35.6 million for 2005 compared with $7.0 million for 2004. For the fourth quarter of 2005, other fee-based income increased to $12.8 million, up from $1.7 million in the same period a year ago. The integration of Student Marketing Group and National Honor Roll, which were acquired in March 2005, and FACTS Management Co., eighty percent of which was acquired in June 2005, drove the increase.


Operating expenses

For 2005, the company reported operating expenses of $322.3 million compared with $242.8 million for 2004. Operating expenses increased to $98.1 million in the fourth quarter of 2005 from $61.8 million for the same period a year ago. The increase in operating expenses is primarily attributable to the integration of recent acquisitions. Excluding the impact of these acquisitions, operating expenses for the fourth quarter of 2005 increased approximately 3 percent compared with the prior quarter.

Reconciliation of GAAP net income to base net income

Nelnet prepares financial statements in accordance with generally accepted accounting principles (GAAP). In addition to evaluating the company's GAAP-based financial information, management also evaluates the company on certain non-GAAP performance measures that we refer to as base net income. While base net income is not a substitute for reported results under GAAP, Nelnet provides base net income as additional information regarding financial results.

Base net income, excluding certain special allowance yield adjustments and related hedging activity related to the company's portfolio of student loans earning a minimum special allowance payment of 9.5%, is used by management to develop the company's financial plans, track results, and establish corporate performance targets.

The following table provides a reconciliation of GAAP net income to base net income and also reflects the earnings per share impact of the special allowance yield adjustments and related hedging activity related to the 9.5% portfolio.

                                                    Three Months Ended         Year Ended
                                                        December 31,           December 31,
                                                  ---------------------  ----------------------
                                                     2005      2004          2005        2004
                                                  ----------  ---------  -----------  ---------
                                                    (dollars in thousands, except share data)
GAAP net income                                   $  42,676   $ 47,168   $ 181,122   $ 149,179
Base adjustments:
     Derivative market value adjustments            (21,554)   (27,291)    (95,854)     11,918
     Amortization of intangible assets                4,828      2,336       9,479       8,768
     Variable-rate floor income                           -          -           -        (348)
                                                  ----------  ---------  ----------  ----------
Total base adjustments before income taxes          (16,726)   (24,955)    (86,375)     20,338
Net tax effect (a)                                    6,356      9,483      32,823      (7,728)
                                                  ----------  ---------  ----------  ----------
Total base adjustments                              (10,370)   (15,472)    (53,552)     12,610
                                                  ----------  ---------  ----------  ----------
     Base net income                                 32,306     31,696     127,570     161,789

Special allowance yield adjustments (b)             (11,352)   (13,402)    (48,841)   (106,842)
                                                  ----------  ---------  ----------  ----------
     Base net income, excluding the special
          allowance yield adjustments (b)         $  20,954   $ 18,294   $  78,729   $  54,947
                                                  ==========  =========  ==========  ==========
Earnings per share, basic and diluted:
     GAAP net income                              $    0.79   $   0.88   $    3.37   $    2.78
     Total base adjustments                           (0.19)     (0.29)      (1.00)       0.24
                                                  ----------  ---------  ----------  ----------
          Base net income                              0.60       0.59        2.37        3.02

     Special allowance yield adjustments (b)          (0.21)     (0.26)      (0.91)      (2.00)
                                                  ----------  ---------  ----------  ----------
          Base net income, excluding the special
            allowance yield adjustments (b)       $    0.39   $   0.33   $    1.46   $    1.02
                                                  ==========  =========  ==========  ==========

------------------------------------------------

(a) Tax effect computed at 38%.
(b) The special allowance yield adjustments are net of derivative settlements of $(1.1) million and $14.0 million for the three months ended
    December 31, 2005 and 2004 respectively, and $15.9 million and $31.2 million for the years ended December 31, 2005 and 2004 respectively, and the tax effect computed at 38%.

Nelnet will host a conference call to discuss this earnings release at 2:00 p.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 800.289.0572 and international callers should dial
913.981.5543 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 5:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) February 3. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 9344836. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at http://www.nelnetinvestors.net/releases.cfm?reltype=Financial.


CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          Three months ended                Year ended
                                                              December 31,                  December 31,
                                                      ---------------------------   -------------------------
                                                          2005           2004           2005          2004
                                                      -------------  ------------   ------------   ----------
                                                       (unaudited)   (unaudited)    (unaudited)
                                                                (dollars in thousands, except share data)
Interest income:
    Loan interest, excluding variable-rate floor income $  309,890   $   185,977   $   981,479   $   705,036
    Variable-rate floor income                                   -             -             -           348
    Amortization of loan premiums and deferred
       origination costs                                   (24,160)      (17,121)      (76,530)      (70,370)
    Investment interest                                     17,616         6,012        44,259        17,762
                                                        -----------  ------------  ------------  ------------
       Total interest income                               303,346       174,868       949,208       652,776

Interest expense:
    Interest on bonds and notes payable                    222,066        84,670       620,111       254,610
                                                        -----------  ------------  ------------  ------------
      Net interest income                                   81,280        90,198       329,097       398,166

Less provision (recovery) for loan losses                    1,473           477         7,030          (529)
                                                        -----------  ------------  ------------  ------------
      Net interest income after provision (recovery)
         for loan losses                                    79,807        89,721       322,067       398,695
                                                        -----------  ------------  ------------  ------------
Other income:
    Loan and guarantee servicing income                     43,180        26,708       152,493       100,130
    Other fee-based income                                  12,755         1,668        35,641         7,027
    Software services income                                 2,410         2,530         9,169         8,051
    Other income                                             2,650         2,237         8,032         9,321
    Derivative market value adjustments                     21,554        27,291        95,854       (11,918)
    Derivative settlements, net                              2,041       (14,751)      (17,008)      (34,140)
                                                        -----------  ------------  ------------  ------------
      Total other income                                    84,590        45,683       284,181        78,471
                                                        -----------  ------------  ------------  ------------
Operating expenses:
    Salaries and benefits                                   49,117        31,802       172,732       133,667
    Other expenses                                          44,156        27,703       140,092       100,316
    Amortization of intangible assets                        4,828         2,336         9,479         8,768
                                                        -----------  ------------  ------------  ------------
      Total operating expenses                              98,101        61,841       322,303       242,751
                                                        -----------  ------------  ------------  ------------
      Income before income taxes                            66,296        73,563       283,945       234,415

Income tax expense                                          23,246        26,395       102,220        85,236
                                                        -----------  ------------  ------------  ------------
      Net income before minority interest                   43,050        47,168       181,725       149,179

Minority interest in net earnings of subsidiaries             (374)            -          (603)            -
                                                        -----------  ------------  ------------  ------------
      Net income                                        $   42,676   $    47,168   $   181,122   $   149,179
                                                        ===========  ============  ============  ============
      Earnings per share, basic and diluted             $     0.79   $      0.88   $      3.37   $      2.78
                                                        ===========  ============  ============  ============
Weighted average shares outstanding                     53,915,812    53,662,152    53,761,727    53,648,605

CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                       As of December 31,
                                                  ----------------------------
                                                      2005            2004
                                                  -------------  -------------
                                                   (unaudited)
                                                      (dollars in thousands)
Assets:
    Student loans receivable, net                 $ 20,260,807   $ 13,461,814
    Cash, cash equivalents, and investments          1,645,797      1,302,954
    Goodwill                                            99,535          8,522
    Intangible assets, net                             153,117         11,987
    Other assets                                       639,366        374,728
                                                  -------------  -------------
      Total assets                                $ 22,798,622   $ 15,160,005
                                                  =============  =============
 Liabilities:
    Bonds and notes payable                       $ 21,673,620   $ 14,300,606
    Other liabilities                                  474,884        403,224
                                                  -------------  -------------
      Total liabilities                             22,148,504     14,703,830
                                                  -------------  -------------
Minority interest in subsidiaries                          626              -

Shareholders' equity                                   649,492        456,175
                                                  -------------  -------------
      Total liabilities and shareholders' equity  $ 22,798,622   $ 15,160,005
                                                  =============  =============

Return on average total assets                            1.00%          1.11%
Return on average equity                                  32.4%          39.7%


Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $20.3 billion as of December 31, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.